Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-8857-99, 33-59435-99, 333-125001, 333-155078, 333-155081, 333-155085), Form S-4 (No. 33-64293) and Form S-8 (Nos. 333-58127, 333-105676, 333-152842, 333-125002, 333-125003 and 333-125004) of Telephone and Data Systems, Inc. of our report dated February 26, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated February 26, 2009 relating to the financial statement schedule, which appears in this Form 10-K.

Chicago, Illinois

February 26, 2009